Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-269482, 333-268785 and 333-263589 on Form S-8 and 333-262478 on Form S-3 of our report dated March 4, 2025 relating to the consolidated financial statements of Dave Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 4, 2025